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EXHIBIT 99.1

AMENDED AND RESTATED SAN RAFAEL BANCORP EMPLOYEE STOCK OPTION
PLAN AND RELATED INCENTIVE STOCK OPTION AGREEMENT

SAN RAFAEL BANCORP
AMENDED AND RESTATED
EMPLOYEE INCENTIVE STOCK OPTION AND
STOCK APPRECIATION RIGHT PLAN

1.
PURPOSE

        The purpose of this Stock Option Plan ("Plan") is to provide a means whereby employees of San Rafael Bancorp ("Corporation"), or of other corporations which are or may hereafter become subsidiaries of the Corporation, within the meaning of Section 425(f) of the Internal Revenue Code of 1954, as amended ("Subsidiaries"), may be given an opportunity to purchase shares of common stock ("Common Stock") of the Corporation. The Plan is intended to advance the interests of the Corporation and the Subsidiaries by encouraging stock ownership on the part of key employees, by enabling the Corporation and the Subsidiaries to secure and retain the services of highly qualified persons as employees, and by providing such employees with an additional incentive to make every effort to enhance the success of the Corporation and the Subsidiaries.

        On May 17, 2004, the Corporation restated the Plan to incorporate all prior amendments and revisions thereto.

2.
AGGREGATE LIMITATION ON AWARDS

        Authorized and unissued shares of Common Stock may be issued under the Plan. The maximum number of shares of Common Stock that may be issued shall be Four Hundred Eighty Thousand Five Hundred Forty-Three (480,543) shares, subject to adjustment as provided in subsection 7(g) of this Plan. For purposes of calculating the aggregate number of shares of Common Stock which may be issued under the Plan:

  (a)
  Shares of Common Stock applicable to the unexercised portions of options which have terminated or expired, except as provided in subsection (b) below, may again be made subject to stock options ("Options") under the Plan, if at such time Options may still be granted under the Plan;

  (b)
  Shares covered by the Options terminated upon the exercise of a Stock Appreciation Right shall not be available for granting further Options under this Plan; and

  (c)
  Only the net shares issued (including the shares, if any, withheld for tax withholding requirements) shall be counted when shares of Common Stock are used as full or partial payment for shares issued upon exercise of an Option.

  (d)
  At no time shall the total number of shares issuable upon exercise of all outstanding Options and the total number of shares provided for under any stock bonus or similar plan of the Corporation exceed thirty percent (30%) of the then outstanding shares of the Common Stock, calculated in accordance with the conditions and exclusions of Rule 260.140.45 of the California Code of Regulations, or successor statute or regulation.

3.
ADMINISTRATION

(a)
The Plan shall be administered by the Board of Directors of the Corporation, or by a committee of the Board to which such administration is delegated by the Board (the "Committee"). Such Committee shall be comprised of three (3) or more individual directors. Minutes of the meetings of the Board or the Committee with respect to the grant of Options and the administration of the Plan shall be kept as minutes of any other meeting, and the names of the directors who vote or who abstain from voting shall be noted therein. References herein to the Board shall be deemed to mean the Committee if authority has been delegated to it, except that the authority to terminate, modify or amend the Plan may not be delegated to the Committee.

  (b)
  The Board shall have plenary authority in its discretion to:

  (1)
  determine the employees of the Corporation and/or the Subsidiaries who are within that class set forth herein as "participants;"

  (2)
  grant awards provided in the Plan in such form and amount as the Board shall determine;

  (3)
  impose such limitations, restrictions and conditions upon any such award as the Board shall deem appropriate; and

  (4)
  interpret the Plan, and to prescribe, amend, and rescind rules and regulations relating to it, and make all other determinations and take all other action necessary or advisable for the implementation and administration of the Plan.

  (c)
  At such time as the Common Stock is publicly traded and the Corporation is subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Committee may, in the discretion of the Board, consist solely of two (2) or more "non-employee directors" in accordance with Rule 16b-3 promulgated under the Exchange Act. Within the scope of such authority the Board or the Committee may delegate to a committee of one (1) or more members of the Board who are not "non-employee directors" for purposes of Rule 16b-3 the authority to grant awards under the Plan to eligible persons who are not at such time subject to Section 16 of the Exchange Act.

        To the extent that Options are granted hereunder as "incentive stock options," the Plan shall be administered so as to qualify such options as incentive stock options, as defined in Section 422 and other applicable sections of the Internal Revenue Code of 1986, as now in force or hereafter amended (the "Code"), and the regulations promulgated thereunder. All questions of interpretation and application of the Plan and of any options granted under it shall be determined by the Board and such determination shall be final and binding upon all persons. No member of the Board shall be liable for any action or determination made in good faith, and the members shall be entitled to indemnification and reimbursement in the manner and to the extent permitted by applicable law.

4.
PARTICIPATION

        All employees of the Corporation or its Subsidiaries shall be eligible to participate in the Plan as and when selected by the Board; provided however, that any options granted will not vest until the employee has worked with the Corporation or its Subsidiaries for a least one (1) year.

5.
TYPES OF AWARDS UNDER THE PLAN.

        Awards under the Plan may be in the form of any one or both of the following:

    (a)
    Options, as described in Section 6, which may be designated as "incentive stock options," as defined in Section 422 of the Code, or as "non-incentive stock options," as may be determined by the Board; and/or

    (b)
    Stock Appreciation Rights, as described in Section 8.

6.
AWARD OF STOCK OPTIONS.

        Options may be granted under the Plan from time to time, but not after March 19, 2006. The grant of options hereunder shall be subject to the following limitations:

    (a)
    No "incentive stock option," as defined in Section 422 of the Code, may be granted hereunder to any participant who, on the date such option is granted owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation, or its parent or subsidiary corporations (a "Ten Percent Shareholder"), if any, unless the exercise price of such option is equal to at least one hundred and ten percent (110%) of the fair market value of the shares of the Corporation's Common Stock on the date such option is granted and such option is not exercisable after the expiration of five (5) years from the date of grant.

    (b)
    The aggregate fair market value (determined as of the date an option is granted) of the shares with respect to which "incentive stock options," as defined in Section 422 of the Code, are exercisable for the first time by any optionee during any calendar year shall not exceed one hundred thousand dollars ($100,000). Fair market value for this purpose shall be determined in the manner provided in subsection 7(a) of this Plan.

        In making any determination as to the employees of the Corporation or the Subsidiaries to whom options shall be granted and as to the number of shares to be covered by such options, the Board shall take into account the duties of the respective participants, their present and potential contributions to the success, profitability and sound growth of the Corporation or the Subsidiaries, and such other factors as the Board shall deem relevant in connection with accomplishing the purposes of the Plan.

7.
TERMS AND CONDITIONS OF OPTIONS

        Except as may be otherwise provided in any agreement containing stock option provisions which is specifically approved by the Board, options granted pursuant to the Plan shall be evidenced by stock option agreements in such form, not inconsistent with the Plan, as the Board shall from time to time approve. Each option agreement shall designate whether the option is granted as an "incentive stock option" or as a "non-incentive stock option". Such stock option agreements shall contain the substance of the following terms and conditions:

          (a)    Option Price.    The option price to be paid upon exercise of the option shall be not less than the fair market value of the shares of the Common Stock of the Corporation on the date such option is granted. The Board may determine the fair market value of the shares of Common Stock of the Corporation is equal to the book value of the Shares, determined in accordance with generally accepted accounting principles, as of the end of the most recently ended fiscal quarter. Financial statements audited by the Corporation's certified public accountants and covered by its opinion that such statements conform to GAAP or certified as conforming to GAAP by the chief financial officer of the Corporation may be used to establish such book value.

          (b)    Term of Option.    Each option granted under the Plan shall expire ten (10) years from the date the option is granted, unless a shorter period is determined by the Board.

          (c)    Exercise of Options.    Subject to the requirements of subsection 6(a) regarding Ten Percent Shareholders and subsection 7(f) regarding termination of employment, each Option granted under the Plan shall expire ten (10) years from the date the Option is granted, unless a shorter period is determined by the Board; provided, however, that Options granted to employees other than officers of the Corporation, as defined in the Corporation's Bylaws, and to employees other than officers of the Subsidiaries, as defined in the respective Subsidiary's Bylaws, shall vest at the rate of at least twenty percent (20%) of the shares subject thereto per year over five (5) years from the date of grant of the Option.

          (d)    Manner of Exercise.

      (1)
      To the extent that the right to purchase shares has accrued hereunder, options may be exercised from time to time by written notice to the Corporation stating the number of shares with respect to which the Option is being exercised, and the time of the delivery thereof, which shall not be less than fifteen (15) days and not more than thirty (30) days after the giving of such notice, unless an earlier date shall have been mutually agreed upon. Shares of Common Stock purchased under Options shall, at the time of the notice specifying the date of delivery, be paid for in full, in cash or, with the prior written consent of the Corporation, in whole or in part through the surrender of previously owned shares of Common Stock. To the extent payment is being made with cash, the optionee shall deliver a certified or official bank check or the equivalent thereof acceptable to the Corporation. If shares of Common Stock are tendered as payment, such shares shall be valued at their fair market value, determined as provided in subsection 7(a) above, as of the date of the notice given to the Corporation by the optionee with respect to such exercise.

      (2)
      At the time specified in the notice for delivery of the certificate, the Corporation shall, without transfer or issue tax to the optionee (or other person entitled to exercise the option), deliver to the optionee (or other person entitled to exercise the option) at the principal office of the Corporation, or such other place as shall be mutually acceptable, a certificate or certificates for such shares; provided, however, that the time of such delivery may be postponed by the Corporation for such period as may be required for it with reasonable diligence to comply with any requirements of law. If the optionee (or other person entitled to exercise the Option) fails to pay for all or any part of the number of shares specified in such notice or fails to accept delivery of such shares upon tender of delivery thereof, the right to exercise the Option with respect to such undelivered shares may be terminated. The Board may require that a partial exercise of an option may be for no less than a stated minimum number of shares.

          (e)    Non-Assignability of Option Rights.    No Option shall be assignable or transferable otherwise than by will or the laws of descent and distribution. During the life of an optionee, an Option shall be exercisable only by the optionee.

          (f)    Termination of Employment.    In the event that an optionee is no longer an employee of the Corporation or one of its Subsidiaries, the optionee may exercise his or her Option (to the extent that the optionee was entitled to exercise such Option as of the date of termination of employment) within the period of time ending on the earlier of (i) the expiration of the term of the Option as set forth in the agreement setting forth the terms and conditions of the Option or (ii) the date thirty (30) days following the date of the termination of employment. Notwithstanding the foregoing, in the event that an optionee's employment with the Corporation and its Subsidiaries terminates as a result of the Disability (as defined below) or the death of the optionee, then the Option may be exercised (to the extent that the optionee was entitled to exercise such Option as of the date of Disability or death) within the period of time ending on the earlier of (i) the expiration of the term of the Option as set forth in the agreement setting forth the terms and conditions of the Option or (ii) the date six (6) months following the date of termination of employment due to Disability or death. For these purposes, Disability means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

  In the event that an optionee is no longer an employee of the Corporation or one of its Subsidiaries, any remaining tandem Stock Appreciation Rights shall be considered exercised under subsection 8(f) of the Plan.

    (g)
    Adjustments or Changes in Stock.

    (1)
    In the event that the outstanding shares of Common Stock are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Corporation or of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split, combination of shares, dividend payable in common stock, or acquisition, or any similar transaction, in which the Corporation receives no additional consideration other than shares or other securities, appropriate adjustment shall be made by the Board in the number and kind of shares for the purchase of which options may be granted under the Plan. In addition, the Board shall make appropriate adjustment in the number and kind of shares as to which outstanding options or portions thereof then unexercised, shall be exercisable, so that any participant's proportionate interest in the Corporation by reason of rights under unexercised portions of such option shall be maintained as before the occurrence of such event. Such adjustment in outstanding options shall be made without change in the total price applicable to the unexercised portion of the option and with a corresponding adjustment, if necessary, in the option price per share.

      (2)
      In the event of a dissolution or liquidation of the Corporation, a merger, consolidation, acquisition, or other reorganization involving the Corporation or a principal subsidiary, in which the Corporation or such principal subsidiary is not the surviving or resulting corporation, or a sale by the Corporation of all or substantially all of its assets, the Board shall cause the termination of all options outstanding hereunder as of the effective date of such transaction, provided, however, that not less than thirty (30) days written notice of the expected effective date of such transaction shall be given to each optionee, and each optionee shall have the right, on the effective date of such termination, to exercise his or her option as to all or any part of the shares covered thereby, including shares as to which such option would not otherwise be exercisable. In any event, the surviving or resulting corporation may, in its absolute and uncontrolled discretion, tender options to purchase its shares on its terms and conditions.

          (h)    Restrictions on Shares; Notification of Sale.

      (1)
      Each option agreement shall contain an agreement by the optionee that if he or she at any time contemplates the disposition of any of the stock acquired pursuant to the plan, he or she shall first notify the Corporation of such proposed disposition and shall thereafter cooperate with the Corporation in complying with all applicable requirements of law which, in the opinion of the Corporation, must be satisfied prior to the making of such disposition.

      (2)
      The Agreements setting forth the terms and conditions of Options granted under this Plan may required that a participant acquire Common Stock upon exercise only for investment and not for resale or distribution, and restrict transfer of the Common Stock so received as may be necessary under applicable securities laws.

          (i)    Withholding Taxes.    Whenever the Corporation proposes or is required to issue or transfer shares of Common Stock under the Plan, the Corporation shall have the right to require the optionee to remit to the Corporation an amount sufficient to satisfy any Federal, state and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. Alternatively, the Corporation may issue or transfer such shares of Common Stock net of the number of shares sufficient to satisfy the withholding tax requirements. For withholding tax purposes, the shares of Common Stock shall be valued as provided in subsection 7(a) on the date the withholding obligation is incurred.

8.
STOCK APPRECIATION RIGHTS

          (a)    Award of Stock Appreciation Rights.    Concurrently with or subsequent to the award of any Option, the Board may, subject to the provisions of the Plan and such other terms and conditions as the Board may prescribe, award to the optionee a related tandem Stock Appreciation Right permitting the optionee to be paid the appreciation on the Option in lieu of exercising the Option. The number of shares covered by such Stock Appreciation Rights shall not exceed the number of shares covered by the related Option. Stock Appreciation Rights shall be evidenced by written agreements in such form as the Board may from time to time determine.

          (b)    Exercise of Stock Appreciation Rights.    An optionee who has been granted a Stock Appreciation Right may, from time to time, to the extent the related option is exercisable, elect to exercise the Stock Appreciation Right for all or part of the shares covered by such Stock Appreciation Right and thereby become entitled to receive, in cash, in Common Stock, or such combination thereof as the Board shall determine, an amount or payment as determined pursuant to subsections 8(d) and 8(e). An exercise of an Option as to a number of shares shall cause a correlative reduction in the Stock Appreciation Rights held by the participant with respect to such Option of the same number of shares, and the exercise of a Stock Appreciation Right for a number of shares shall cause a correlative reduction in the number of shares covered by the related Option. Stock Appreciation Rights shall be exercisable only to the same extent and subject to the same conditions as the Options related thereto are exercisable, and only when the fair market value of a share of Common Stock, determined as provided in subsection 7(a) of this Plan exceeds the exercise price of the related Option. The Board may, in its discretion, prescribe additional conditions to the exercise of any Stock Appreciation Rights.

          (c)    Manner of Exercise of Stock Appreciation Rights.    An optionee wishing to exercise a Stock Appreciation Right shall give written notice of such exercise to the Corporation, stating the number of shares as to which Stock Appreciation Rights are being exercised, which notice shall be forwarded to the Board. The date the Corporation receives the written notice of exercise hereunder is referred to herein as the Exercise Date. Upon receipt of such notice, the Board shall determine whether the Stock Appreciation Right shall be paid in cash or Common Stock or a combination of cash and shares. Upon such determination, the Corporation shall, without transfer or issue tax to the optionee or other person entitled to exercise the Stock Appreciation Right, deliver to the person exercising such right (i) a certificate or certificates for shares of the Corporation's Common Stock, (ii) a certified or official bank check, or (iii) a combination of (i) and (ii) as the case may be.

          (d)    Amount of Payment.    The amount of payment, in cash or shares, to which an optionee shall be entitled upon the exercise of a Stock Appreciation Right shall be equal to 100% of the amount, if any, by which the fair market value of a share of Common Stock on the Exercise Date, determined as provided in subsection 7(a) of this Plan, exceeds the exercise price of the Option related to said Stock Appreciation Right, times the number of shares of Common Stock as to which the Stock Appreciation Right is being exercised.

          (e)    Form of Payment.    Cash shall be paid by delivery of the Corporation's check. Shares shall be paid by delivery of a certificate or certificates for the number of shares determined by dividing the amount of payment determined pursuant to subsection 8(d) by the fair market value of a share of Common Stock on the Exercise Date of such Stock Appreciation Right. As soon as practicable after exercise, the Company shall deliver to the optionee a certificate or certificates for such shares of Common Stock. All such shares shall be issued with the restrictions specified in subsection 7(h).

          (f)    Term.    A Stock Appreciation Right may be exercised only while the related Option is exercisable. If, as of the date on which an Option to which a Stock Appreciation Right related expires, any part of such related Option has not been and on that date is not exercised, all remaining related equivalent Stock Appreciation Rights shall be considered exercised as of that date and any positive amount determined under subsection (d) above shall be paid to the optionee in cash.

          (g)    Termination of Employment.    Upon termination of the optionee's employment, including by reason of disability or death, Stock Appreciation Rights shall immediately and automatically terminate; provided, however, that any remaining tandem Stock Appreciation Rights shall be considered exercised under subsection (f) above.

          (h)    Assignability.    No Stock Appreciation Right shall be assignable or transferable otherwise than by will or the laws of descent and distribution. During the life of a participant, a Stock Appreciation Right shall be exercisable only by the participant.

9.
EFFECTIVE DATE AND TERMINATION OF PLAN

          (a)    Effective Date.    The Plan shall become effective, and options and Stock Appreciation Rights may be granted hereunder, upon approval by the Board of Directors of the Corporation, and Options and Stock Appreciation Rights may be exercised hereunder upon the approval of the Plan and related matters by the shareholders of the Corporation.

          (b)    Termination of Plan.    The Plan shall terminate on March 19, 2006, and no further options may be granted under the Plan. Termination of the Plan shall not, without the written consent of the optionee, alter or impair any of the rights or obligations under any Option or Stock Appreciation Rights theretofore granted under the Plan.

10.
AMENDMENTS

        The Plan may be terminated at any time, or from time to time may be modified or amended, by the shareholders of the Corporation. In addition, the Board may terminate the Plan at any time and from time to time modify or amend the Plan in such respects as it shall deem advisable, or to conform to any requirements of the laws and regulations relating to the Corporation or in any other respect; provided, however, that no such action of the Board may, without the approval of the shareholders, amend the Plan in any manner which would have the effect of preventing options issued under the Plan from being "incentive stock options" as defined in Section 422 of the Code, or alter the provisions of the Plan so as to (a) increase, other than pursuant to the adjustment provisions of Section 7(g) hereof, the maximum number of shares as to which options may be granted under the Plan; (b) add a new class of participants; (c) decrease the exercise price specified by Section 7(a) hereof; (d) extend the term of the Plan or the maximum term of options granted hereunder; or (e) withdraw the administration of the Plan from the Board. The foregoing authority and power of the Board to terminate or modify or amend the Plan may not be delegated to the Committee pursuant to Section 3(a) of this Plan.

11.
USE OF PROCEEDS

        The proceeds from the sale of Common Stock pursuant to the exercise of options will be used for the Corporation's general corporate purposes.

12.
NO OBLIGATION TO EXERCISE OPTION

        The grant of an option hereunder shall impose no obligation upon the optionee to exercise such option.

13.
RESTRICTION ON ISSUANCE OF SHARES

        The Corporation shall not be obligated to issue any shares pursuant to any stock option and any shares issued pursuant thereto shall not be validly issued until there has been compliance with the laws, rules and regulations relating to the issuance of such shares.

14.
RIGHTS AS A SHAREHOLDER

        Optionees shall have no rights as Shareholders with respect to any shares of Common Stock of the Corporation until the date of issuance of a stock certificate to such optionee for such shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date of such issuance, except as otherwise provided in Section 7(g) hereof.

15.
RIGHT TO TERMINATE EMPLOYMENT

        Nothing in the Plan or in any agreement entered into pursuant to the Plan shall confer upon any participant the right to continue in the employment of the Corporation or any of the Subsidiaries or effect any right which the Corporation or any of the Subsidiaries may have to terminate the employment of such participant.

16.
FINANCIAL INFORMATION.

        The Corporation shall annually deliver financial statements of the Corporation to all optionees to whom such delivery is required by Section 260.140.46 of the California Code of Regulations, or successor statute or regulation.

INCENTIVE STOCK OPTION
AGREEMENT

        THIS INCENTIVE STOCK OPTION AGREEMENT ("Agreement") is made as of the      day of                        , 200  , by and between San Rafael Bancorp, a California corporation ("Corporation"), and                        ("Optionee").

RECITAL

        The Board of Directors of the Corporation (the "Board") pursuant to the San Rafael Bancorp Employee Incentive Stock Option Plan and Stock Appreciation Right Plan ("Plan"), has determined that it desires to grant to Optionee, pursuant to the Plan and as an incentive for increased efforts during his or her service in the employ of Tamalpais Bank, an "incentive stock option," as defined in Section 422 of the Internal Revenue Code of 1986, as amended, to purchase shares of the common stock of the Corporation on the terms and conditions set forth below.

        NOW, THEREFORE, the parties agree as follows:

        1.    Stock Subject to Option.    The Corporation hereby grants to Optionee, under and pursuant to the Plan, the right and option ("Option") to purchase, on the terms and conditions hereinafter set forth, an aggregate of                         (    ) shares of the Corporation's common stock, no par value. The Option is hereby designated as an "incentive stock option," as defined in Section 422 of the Internal Revenue Code of 1986, as amended.

        2.    Vesting and Exercise.    The Option shall vest and may be exercised, in whole or in part, during the term hereof, as follows. The Option shall vest and become exercisable in five (5) equal annual installments of 20% each on the one year anniversaries of the date hereof. The first installment shall vest on the one year anniversary of the date hereof and the fifth (and final installment) shall vest on the fifth anniversary of the date hereof.    Notwithstanding the foregoing, the Option shall immediately cease to vest upon date the Optionee is no longer an employee of the Corporation or of one of its subsidiaries. Additionally, the Option shall cease to be exercisable in accordance with applicable provisions of this Agreement. In no event, however, shall the Corporation be required to issue fractional shares.

        To the extent that the aggregate fair market value (determined at the time of grant) of the shares of common stock with respect to which the Option plus all other incentive stock options the Optionee holds are exercisable for the first time by the Optionee during any calendar year (under all plans of the Corporation and its subsidiaries) exceeds $100,000, then this Option and other such incentive stock options held by the Optionee or portions thereof shall be treated as nonstatutory stock options.

        3.    Option Price.    The purchase price for shares upon exercise of the Option shall be $                        per share, which is 100% of the per share fair market value [110% of the per share fair market value, in the case of a 10% shareholder,] of the shares of the Corporation's common stock as of the date of grant of the Option, said value having been established by the Board pursuant to the Plan. Optionee is in agreement that $            is the fair market value [110% of the fair market value in the case of a 10% shareholder] of the shares of the Corporation's common stock as of the date of the grant of the Option.

        4.    Term of Option; Termination.    The term of this Agreement and the Option shall commence on the date hereof and shall expire ten (10) years from the date hereof [five (5) years from the date hereof, in the case of a 10% shareholder], that is, at 5:00 p.m. Pacific Time, on                        , 20    or at such earlier time as provided herein.

        5.    Manner of Exercise of the Option.    To the extent that the right to purchase shares has vested hereunder, the Option may be exercised from time to time by written notice to the Corporation stating

1

the number of shares with respect to which the Option is being exercised, and the time of the delivery thereof, which shall not be less than fifteen (15) days and not more than thirty (30) days after the giving of such notice, unless an earlier date shall have been mutually agreed upon. Shares of common stock purchased pursuant to the exercise of the Option shall, at the time of the notice specifying the date of delivery, be paid for in full, in cash or, with the prior written consent of the Corporation, in whole or in part through the surrender of previously owned shares of common stock. To the extent payment is being made with cash, Optionee shall deliver a certified or official bank check or the equivalent thereof acceptable to the Corporation. If shares of common stock are tendered as payment, such shares shall be valued at their fair market value, as determined by the Corporation in accordance with subsection 7(a) of the Plan as of the date the above notice is given to the Corporation. At the time specified in the notice for delivery of the certificate, the Corporation shall, without transfer or issue tax to Optionee (or other person entitled to exercise the Option), deliver to Optionee (or other person entitled to exercise the Option) at the principal office of the Corporation, or such other place as shall be mutually acceptable, a certificate or certificates for such shares; provided, however, that the time of such delivery may be postponed by the Corporation for such period as may be required for it with reasonable diligence to comply with any requirements of law. If Optionee (or other person entitled to exercise the Option) fails to pay for all or any part of the number of shares specified in such notice or fails to accept delivery of such shares upon tender of delivery thereof, the right to exercise the Option with respect to such undelivered shares may be terminated. The Board may require that a partial exercise of the Option be for no less than a stated minimum number of shares.

        6.    Non-Assignability of Option.    During Optionee's lifetime, the Option may be exercised only by Optionee, and the Option is non-assignable, except by will or comparable testamentary instrument, or by the laws of descent and distribution. In the event of any attachment, execution, or similar process upon the Option, the Corporation shall, as soon as practicable, notify Optionee of such process and, if Optionee does not within a reasonable time (but not to exceed sixty (60) days) obtain an appropriate release of the Option from such process, the Corporation may exercise its right to terminate the Option by notice to Optionee. The Option shall thereupon become null and void.

        7.    Termination of Employment.    Notwithstanding anything in this Agreement to the contrary, in the event that Optionee is no longer an employee of the Corporation or one of its subsidiaries, the Optionee (or his or her assignee as permitted pursuant to Section 6 hereof) may exercise the Option (to the extent that the Optionee was able to exercise the Option as of the date of termination of employment) as follows:

  (a)
  In the case of an Optionee whose employment terminates for any reason other than death or Disability (as defined in the Plan), that portion of the Option vested as of the date of termination may be exercised until the earlier of the expiration of the term of the Option as set forth above or the date 30 days after the termination of employment.

  (b)
  In the case of an Option whose employment terminates as a result of death or Disability, that portion of the Option vested as of the date of termination may be exercised until the earlier of the expiration of the term of the Option as set forth above or the date six (6) months after the termination of employment due to death or Disability.

        8.    Adjustments or Changes in Stock; Change in Control.    (a) In the event that the outstanding shares of common stock of the Corporation are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Corporation or of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split, combination of shares, dividend payable in common stock, or acquisition, or any similar transaction, in which the Corporation receives no additional consideration other than shares or other securities, appropriate adjustment shall be made by the Board under the Plan in the number and kind of shares as to which the Option or portion thereof then unexercised shall be exercisable, so that

2

Optionee's proportionate interest in the Corporation by reason of rights under unexercised portions of the Option shall be maintained as before the occurrence of such event. Such adjustment in the Option shall be made without change in the total price applicable to the unexercised portion of the Option and with a corresponding adjustment, if necessary, in the exercise price per share.

  (a)
  In the event of a dissolution or liquidation of the Corporation, a merger, consolidation, acquisition, or other reorganization involving the Corporation or a principal subsidiary, in which the Corporation or such principal subsidiary is not the surviving or resulting corporation, or a sale by the Corporation or by a principal subsidiary of all or substantially all of its assets, the Board shall cause the termination of the Option as of the effective date of such transaction, provided, however, not less than thirty (30) days written notice of the expected effective date of such transaction shall be given to Optionee, to the extent practicable, and Optionee shall have the right to exercise the Option until the date of such termination as to all or any part of the shares covered thereby, including shares as to which the Option would not otherwise be exercisable.

        9.    Rights as a Shareholder.    Optionee shall have no rights as a shareholder with respect to any shares of common stock of the Corporation until the date of issuance of a stock certificate to Optionee for such shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date of such issuance, except as otherwise provided in Paragraph 9 herein.

        10.    Restrictions on Transfer of Shares; Notification of Sale.    Optionee by accepting this grant represents and agrees, for himself or herself and his or her transferees, that all stock will be acquired for investment and not for resale or distribution. Upon exercise of any portion of the Option, the person entitled to exercise the same shall, upon request of the Corporation, furnish evidence satisfactory to the Corporation (including a written and signed representation) to the effect that the stock is being acquired in good faith for investment and not for resale or distribution. Furthermore, the Corporation, at its sole discretion, may take all reasonable steps, including affixing a legend, which may be in substantially the following form, on certificates embodying the shares:

    The shares represented by this certificate have not been registered under the Securities Act of 1933 or qualified under the California Corporate Securities Law of 1968 and may not be sold, pledged, hypothecated or otherwise transferred or offered for sale in the absence of an effective registration statement with respect to them under the Act and qualification under applicable blue sky law, or a written opinion of counsel for the optionee which opinion shall be acceptable to counsel for the issuer that registration and qualification are not required.

to assure itself against any sale or distribution by Optionee which does not comply with the Plan or any federal or state securities laws. In addition to the other restrictions on transfer set forth herein, if Optionee at any time contemplates the disposition of any of the stock acquired upon the exercise of the Option (whether by sale, exchange, gift or other form of transfer), he or she shall first notify the Corporation of such proposed disposition and shall thereafter cooperate with the Corporation in complying with all applicable requirements of law which, in the opinion of the Corporation, must be satisfied prior to the making of such disposition. Before consummating such disposition, unless this requirement is waived by the Corporation, Optionee shall provide to the Corporation an opinion of Optionee's counsel, that such disposition will not result in a violation of any state or federal securities laws or regulations.

        11.    Withholding Taxes.    Whenever the Corporation proposes or is required to issue or transfer shares of common stock under this Agreement, the Corporation shall have the right to require Optionee to remit to the Corporation an amount sufficient to satisfy any Federal, state and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. Alternatively, the Corporation may issue or transfer such shares of common stock net of the number of shares sufficient to satisfy the withholding tax requirements. For withholding tax purposes, the shares of

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common stock shall be valued as provided in the Plan on the date the withholding obligation is incurred.

        12.    No Obligation to Exercise.    The granting of the Option hereunder shall impose no obligation upon Optionee to exercise the Option as to the shares or any portion thereof covered thereby.

        13.    Incorporation of San Rafael Bancorp Employee Incentive Stock Option Plan and Stock Appreciation Right Plan and Amendments Thereto.    The Option is granted by the Corporation pursuant to the Plan, adopted by the Board and approved by the shareholders of the Corporation. The parties hereby agree that the terms and conditions of the Plan as amended, as now in effect, shall by this reference be incorporated in this Agreement as though set forth in full. Optionee acknowledges receipt of a copy of the Plan. A copy of the Plan shall also be maintained at the principal office of the Corporation and made available to Optionee for inspection during the business hours of the Corporation. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, then the provisions of the Plan shall be controlling.

        14.    Notices.    Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the address indicated on the signature page of this Agreement for such party, or such other address as one may communicate to the other in writing.

        15.    Waiver of Breach.    The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any such party.

        16.    Assignment.    The rights and obligations of the Corporation and Optionee under this Agreement shall inure to the benefit of and shall be binding upon their successors and assigns, except that the right to exercise the Option herein provided for shall not be assignable except to the extent set forth in Section 6 hereof.

        17.    Incentive Stock Option Tax Treatment.    It is understood by Optionee that in granting the Option and by executing this Agreement, the Corporation desires and intends to qualify the Option as an "incentive stock option," as defined in Section 422 of the Internal Revenue Code of 1986, as amended. However, Optionee further understands that, by taking such steps, the Corporation does not guarantee that the favorable tax treatment available to incentive stock options will in fact be obtained by Optionee.

        18.    Arbitration.    The parties agree that any and all disputes arising out of the terms of this Agreement and their interpretation shall be subject to binding arbitration in Marin County, California, before the American Arbitration Association under its employment dispute rules, or by a judge to be mutually agreed upon. The parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties agree that the prevailing party in any arbitration may be awarded its reasonable attorney's fees and cost (except that the costs of the arbitrator shall not be borne by Optionee, if the Corporation is the prevailing party). The parties agree to waive their rights to a jury trial as to matters arising out of the terms of this agreement.

        19.    Entire Agreement.    This instrument contains the entire Agreement of the parties. It may not be changed orally, but only by agreement in writing signed by the parties against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

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        IN WITNESS WHEREOF, the parties have executed this Agreement as of the            day of                        , 200    .

SAN RAFAEL BANCORP, a California corporation 851 Irwin Street San Rafael, CA 94901
By:	/s/ KIT M. COLE Its Chairman
Kit M. Cole

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EXHIBIT 99.1 AMENDED AND RESTATED SAN RAFAEL BANCORP EMPLOYEE STOCK OPTION PLAN AND RELATED INCENTIVE STOCK OPTION AGREEMENT
INCENTIVE STOCK OPTION AGREEMENT
RECITAL